Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR END 2015

Strong Growth in Both Revenue and Adjusted EBITDA, post Empi Closure

SAN DIEGO, CA, March 25, 2016 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical technologies designed to get and keep people moving, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2015.

Fourth Quarter Highlights

Net sales grew 6.1% to $308 million (9.4% constant currency)

Adjusted EBITDA increased 3.8% to $68.9 million (11.1% constant currency)

Full Year Highlights

Net sales grew 2.4% to $1.1 billion (6.7% constant currency)

Adjusted EBITDA increased 3.7% to $239.9 million (9.3% constant currency)

“During the fourth quarter of 2015, we completed the wind-down of the Empi business and restated the historical financials to reflect Empi as discontinued operations and are pleased to report a strong quarter and full year performance of the rest of our businesses, which comprise DJO Global going forward.” said Mike Mogul, DJO’s President and Chief Executive Officer. “Full year 2015 revenue growth of 6.7% and leveraged EBITDA growth of 9.3% with accelerated performance in the 4th quarter shows the underlying strength of our businesses. We continue to see terrific performance in Orthopedic Implants and in Consumer products along with strong better than market performance in our core Bracing and International businesses.”

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Sales Results

DJOFL achieved net sales for the fourth quarter of 2015 of $308.0 million, reflecting constant currency growth of 9.4%, compared with net sales of $290.2 million for the fourth quarter of 2014. For the twelve months ended December 31, 2015, DJOFL achieved net sales of $1,113.6 million, reflecting constant currency growth of 6.7% compared to net sales of $1,087.5 million for the twelve months ended December 31, 2014. Net sales for the twelve months of 2015 were unfavorably impacted by changes in foreign currency exchange rates aggregating $46.9 million compared to the rates in effect in the twelve months of 2014.

Net sales for DJO’s Bracing and Vascular segment were $143.0 million in the fourth quarter of 2015, reflecting growth of 3.9%, compared to the fourth quarter of 2014. For the full year of 2015, net sales for the Bracing and Vascular segment were $526.3 million and increased 4.3% over the full year of 2014, due to new account acquisition and growth in sales of direct consumer products.

Net sales for DJO’s Recovery Sciences segment were $43.7 million in the fourth quarter of 2015, reflecting an increase of 0.5%, compared to the fourth quarter of 2014. For the full year of 2015, net sales for the Recovery Sciences segment were $156.2 million, a decrease of 0.8% from net sales for the full year of 2014, primarily driven by continued slow market conditions affecting the sale of Chattanooga rehabilitation equipment.

Net sales for DJO’s International segment were $79.1 million in the fourth quarter of 2015. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period, net sales for the fourth quarter of 2015 increased 8.4% from the fourth quarter of 2014. For the full year of 2015, net sales for the International segment were $296.3 million and increased 5.5% on a constant currency basis over sales for the full year of 2014, primarily driven by stronger sales in direct markets, especially in Germany, France and Spain, and increased sales penetration in emerging markets.

Net sales for the Surgical Implant segment were $42.2 million for the fourth quarter of 2015, reflecting growth of 54.6% over net sales in the fourth quarter of 2014. For the full year of 2015, net sales for the

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Surgical Implant segment were $134.8 million and increased 34.7% over 2014, driven by strong sales of each of the Company’s shoulder, knee and hip product lines, as well as contribution from the acquired Biomet assets.

Earnings Results

Adjusted EBITDA for the fourth quarter of 2015 was $68.9 million, or 22.4% of net sales, reflecting 3.8% as reported and 11.1% constant currency growth when compared with Adjusted EBITDA of $66.4 million, or 22.9% of net sales, for the fourth quarter of 2014. Adjusted EBITDA for the twelve months of 2015 was $239.9 million, or 21.5% of net sales, compared to Adjusted EBITDA of $231.3 million, or 21.3% of net sales, for the twelve months of 2014, reflecting 3.7% as reported growth and constant currency growth of 9.3%. Including cost savings programs currently underway of $9.1 million, Adjusted EBITDA for the twelve months ended December 31, 2015 was $249.0 million, or22.4 percent of LTM net sales.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s new senior secured credit facilities (“New Senior Credit Facilities”) and the indentures governing its 8.125% second lien notes, its 10.75% third lien notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

For the fourth quarter of 2015, DJOFL reported a net loss attributable to DJOFL of $49.6 million, compared to a net loss of $7.4 million for the fourth quarter of 2014. As detailed in the attached financial tables, the results for the current and prior year fourth quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments. For the twelve months of 2015, DJOFL reported a net loss attributable to DJOFL of $340.9 million, compared to a net loss attributable to DJOFL of $90.5 million for the twelve months of 2014. As detailed in the attached financial tables, the results for the current and prior year twelve month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

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As of December 31, 2015, the Company had cash balances of $48.9 million and available liquidity of $119.5 million under its $150 million revolving credit facility.

2016 Outlook

We have a very exciting slate of new products for 2016 that we will begin to launch late in the first quarter. We expect these new products and other ongoing commercial initiatives to drive continued top line growth and we are targeting total company full year constant currency revenue growth rates of 6%-8% for the full 2016 year and adjusted EBITDA growth rates of 8%-10%, including future cost reductions for the full 2016 year. Based on year end foreign currency rates, we do not expect sales or EBITDA for the full year of 2016 to be materially impacted.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 9:30 am, Eastern Time Monday, March 28, 2016. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global provider of medical technologies designed to get and keep people moving. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant

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segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations; and government investigations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 20, 2015. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2015	2014	2015	2014
Net sales	$307,951	$290,182	$1,113,627	$1,087,529
Costs and operating expenses:
Cost of sales (exclusive of amortization see note 1)	132,126	120,966	466,019	462,000
Selling, general and administrative	125,223	111,970	454,724	439,872
Research and development	9,955	9,004	35,105	37,277
Amortization of intangible assets	20,076	20,497	79,964	83,944
	287,380	262,437	1,035,812	1,023,093

Operating income	20,571	27,745	77,815	64,436
Other (expense) income:
Interest expense, net	(42,733)	(43,769)	(172,290)	(174,325)
Loss on modification and extinguishment of debt	(171)	81	(68,473)	(938)
Other expense, net	(834)	(2,266)	(7,303)	(5,197)

	(43,738)	(45,954)	(248,066)	(180,460)

Loss before income taxes	(23,167)	(18,209)	(170,251)	(116,024)
Income tax provision (benefit)	2,276	(178)	12,256	(4,720)

Net loss from continuing operations	(25,443)	(18,031)	(182,507)	(111,304)
Net (loss) income from discontinued operations	(23,909)	10,982	(157,580)	21,742

Net loss	(49,352)	(7,049)	(340,087)	(89,562)
Net income attributable to noncontrolling interests	(234)	(323)	(840)	(972)

Net loss attributable to DJO Finance LLC	$(49,586)	$(7,372)	$(340,927)	$(90,534)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $7,785 and $30,719 for the three and twelve months ended December 31, 2015 and $8,037 and $32,962 for the three and twelve months ended December 31, 2014, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$48,943	$31,144
Accounts receivable, net	172,360	169,207
Inventories, net	174,573	168,930
Deferred tax assets, net	—	24,598
Prepaid expenses and other current assets	21,179	16,793
Current assets of discontinued operations	2,878	25,642

Total current assets	419,933	436,314
Property and equipment, net	117,273	116,476
Goodwill	1,018,104	1,023,890
Intangible assets, net	749,045	825,905
Other assets	5,174	4,205
Non current assets of discontinued operations	29	163,071

Total assets	$2,309,558	$2,569,861

Liabilities and Deficit
Current liabilities:
Accounts payable	$58,492	$59,245
Accrued interest	16,998	29,600
Current portion of debt obligations	10,550	8,975
Other current liabilities	102,173	94,178
Current liabilities of discontinued operations	13,371	8,681

Total current liabilities	201,584	200,679
Long-term debt obligations	2,344,562	2,233,309
Deferred tax liabilities, net	213,856	243,123
Other long-term liabilities	15,092	14,366

Total liabilities	$2,775,094	$2,691,477

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	841,510	839,781
Accumulated deficit	(1,293,339)	(952,412)
Accumulated other comprehensive loss	(16,341)	(11,603)

Total membership deficit	(468,170)	(124,234)
Noncontrolling interests	2,634	2,618

Total deficit	(465,536)	(121,616)

Total liabilities and deficit	$2,309,558	$2,569,861

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales:
Bracing and Vascular	$143,008	$137,613	$526,295	$504,590
Recovery Sciences	43,672	43,460	156,194	157,485
Surgical Implant	42,195	27,297	134,843	100,139
International	79,076	81,812	296,295	325,315

	$307,951	$290,182	$1,113,627	$1,087,529

Operating income (loss):
Bracing and Vascular	$31,496	$31,087	$115,791	$102,933
Recovery Sciences	9,717	9,556	29,035	33,863
Surgical Implant	9,000	4,396	25,531	12,712
International	11,333	16,295	48,578	62,304
Expenses not allocated to segments and eliminations	(40,975)	(33,589)	(141,120)	(147,376)

	$20,571	$27,745	$77,815	$64,436

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DJO Finance LLC

Adjusted EBITDA

For the Three and Twelve Months Ended December 31, 2015 and 2014

(unaudited)

Our New Senior Secured Credit Facilities, consisting of a $1,055.0 million term loan facility (including a $20.0 million delayed draw term loan facility) and a $150.0 million revolving credit facility, under which $30.0 million was outstanding as of December 31, 2015, and the Indentures governing our $1,015.0 million of 8.125% second lien notes, $298.5 million of 10.75% third lien notes, and $1.6 million of 9.75% senior subordinated notes (collectively, the “notes”) represent significant components of our capital structure. Under our New Senior Secured Credit Facilities, we are required to maintain a specified senior secured first lien leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the senior secured first lien leverage ratio under our New Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the New Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the New Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the New Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the New Senior Secured Credit Facilities. Any acceleration under the New Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our and our subsidiaries’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified in the New Senior Secured Credit Facilities and the Indebtures governing those notes will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our New Senior Secured Credit Facilities and the Indentures governing the notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our New Senior Secured Credit Facilities and the Indentures governing the notes. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our New Senior Secured Credit Facilities and the Indentures governing the notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2015	2014	2015	2014
Net loss attributable to DJO Finance LLC	$(49,586)	$(7,372)	$(340,927)	$(90,534)
Net loss (income) from discontinued operations	23,909	(10,982)	157,580	(21,742)
Interest expense, net	42,733	43,769	172,290	174,325
Income tax provision (benefit)	2,276	(178)	12,256	(4,720)
Depreciation and amortization	32,068	29,742	117,455	119,157
Non-cash charges (a)	1,073	(519)	3,403	(142)
Non-recurring and integration charges (b)	13,320	7,585	33,976	40,540
Other adjustment items (c)	3,072	4,323	83,908	14,386

	68,865	66,368	239,941	231,270
Permitted pro forma adjustments (d)
Future cost savings	—	—	9,050	—

Adjusted EBITDA	$68,865	$66,368	$248,991	$231,270

(a)	Non-cash charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2015	2014	2015	2014
Stock compensation expense	$355	$595	$1,805	$1,869
Purchase accounting adjustments (1)	152	(1,482)	821	(1,250)
Loss (gain) on disposal of assets, net	566	368	777	(761)

Total non-cash items	$1,073	$(519)	$3,403	$(142)

(1)	Purchase accounting adjustments for the twelve months ended December 31, 2015 consisted of $0.8 million of amortization of fair market value inventory adjustments. Purchase accounting adjustments for the twelve months ended December 31, 2014 consist of $0.2 million of amortization of fair market value inventory adjustments, net of $1.5 million in adjustments to the contingent consideration for Speetec. Purchase accounting adjustments for 2013 consist of $0.9 million of amortization of fair market value inventory adjustments, net of $2.5 million in adjustments to the contingent consideration for Exos.

(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2015	2014	2015	2014
Integration charges:
Global business unit reorganization and integration	$1,618	$1,272	$8,596	$9,753
Acquisition related expenses and integration (1)	4,653	9	8,635	331
CFO transition	—	—	—	227
Litigation and regulatory costs and settlements, net (2) (3)	4,974	1,257	8,864	5,752
Other non-recurring items (4) (5)	1,079	3,836	4,247	18,610
ERP implementation and other automation projects	996	1,211	3,634	5,867

Total non-recurring and integration charges	$13,320	$7,585	$33,976	$40,540

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(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions
(2)	For the twelve months ended December 31, 2015, litigation and regulatory costs consisted of $3.5 million in litigation costs related to ongoing product liability issues and $5.4 million related to other litigation and regulatory costs and settlements.
(3)	For the twelve months ended December 31, 2014, litigation and regulatory costs consisted of $0.9 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products and $4.9 million related to other litigation and regulatory costs and settlements.
(4)	For the twelve months ended December 31, 2015, other non-recurring items consisted of $4.2 million in specifically identified non-recurring operational and regulatory projects.
(5)	For the twelve months ended December 31, 2014, other non-recurring items consisted of $13.7 million in specifically identified non-recurring operational and regulatory projects, $2.2 million in expenses related to our Tunisia factory fire and $2.7 million in professional fees and other non-recurring charges.

(c)	Other adjustment items before permitted pro forma adjustments are comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2015	2014	2015	2014
Blackstone monitoring fee	$1,750	$1,750	$7,000	$7,000
Noncontrolling interests	234	323	840	972
Loss on modification and extinguishment of debt (1) (2)	171	(81)	68,473	938
Other (3)	917	2,331	7,595	5,476

Total other adjustment items before permitted pro forma adjustments	$3,072	$4,323	$83,908	$14,386

(1)	Loss on modification and extinguishment of debt for the twelve months ending December 31, 2015 consisted of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes and 7.75% Notes, $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.8 million of arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing.
(2)	Loss on modification and extinguishment of debt for the twelve months ending December 31, 2014 consists of $0.3 million of arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our senior secured credit facilities and $0.6 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our original term loans which were extinguished.
(3)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)	Permitted pro forma adjustments include future cost savings for the year ended December 31, 2015 related to the exit of our Empi business.

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